An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor there would any sales of these securities in any state in which such offer, solicitation or sale be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PART II - OFFERING CIRCULAR (Amended)

Form 1-A Regulation A Tier 1 Offering Statement
Edgar file No. 367-10517

Item 1. Cover Page of Offering Circular

360 Sports, Inc.

Principle Executive Office Address:

244 5th Avenue, Suite R260, New York, NY 10001

Phone: 917-719-1360

http://www.360sportsinc.com

Amended: December 27, 2016

We are offering a maximum of 20,000,000 of Class A Common Shares at a fixed price of $1 per share (one dollar) in a "Tier 1 Offering" under Regulation A (the "Offering"). This Offering is being conducted on a "Best Efforts" minimum/maximum. Our Class A Common Shares are not listed on any national securities exchange or in the over-the-counter inter-dealer quotation system and there is no market for our Class A Common Shares. Please see Part II Item 14 for the disclosure of the Securities Being Offered in this Offering Statement.

The Offering will terminate on April 3, 2017; or when the Board of Directors decides that it is in our best interest to terminate the Offering. There is not a minimum required sale in order to effectively operate the company. Every dollar shall proportionately be applied to The Company's use of proceeds starting with management, technology, legal and accounting expenses. In the event we do not sell any Class A Common Shares by April 3, 2017, we will adjust our use of proceeds to prioritize the capital investment received to be used on building out our technology, marketing, legal and accounting platforms. The offering will commence within two calendar days after the qualification date and maintained in line with the Securities Act Rule 251(d)(3)(i)(F).

This Form 1-A is following the Offering Circular format rather than Part I of Form S-1. The purchase of the securities offered through this Offering Circular involves a high degree of risk. You should carefully read the entire Offering Circular, including the section entitled "Risk Factors" before buying any Class A Common Shares. Risk Factors section can be found by referencing Part II Item 3.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

Item 2. Table of Contents

PART II - OFFERING CIRCULAR. 1

Item 1. Cover Page of Offering Circular. 1

Item 2. Table of Contents. 3

Amendments. 3

Item 3. Summary and Risk Factors. 4

Item 4. Dilution. 13

Item 5. Plan of Distribution and Selling Security holders. 14

Item 6. Use of Proceeds to Issuer. 14

Item 7. Description of Business. 15

Item 8. Description of Property. 19

Item 9. Management's Discussion and Analysis of Financial Condition. 19

Item 10. Directors, Executive Ofﬁcers and Signiﬁcant Employees. 21

Item 11. Compensation of Directors and Executive Ofﬁcers. 24

Item 12. Security Ownership of Management and Certain Security holders. 24

Item 13. Interest of Management and Others in Certain Transactions. 24

Item 14. Securities Being Offered. 24

Part F/S. 26

Financial Statements for Tier 1 Offerings. 26

Notes to the Financial Statements. 29

PART III-EXHIBITS. 32

Exhibits. 32

SIGNATURES. 33

Amendments:

12.27.2016:

-Amended the offering circular by changing the termination date from December 31, 2016 to April 3, 2017, which is 12 months from qualification date.

-fixed minor spelling errors

03.15.2016:

-added "Amendments" link to Table of Contents.

-changed the following sentence from: "Sale to the public shall commence within 30 days following the date this offering statement is qualified." to "The offering will commence within two calendar days after the qualification date and maintained in line with the Securities Act Rule 251(d)(3)(i)(F)." This change was requested by the SEC in the comments letter dated 03.15.2015.

-corrected the date in signature line as requested by the SEC in the comment letter dated 03.15.2016.

03.07.2016:

-clarified minimum offering language

-corrected year on cover page from 2015 to 2016

-corrected file number on cover page to 024-10517

-exhibits:

2a. Uploaded Charter

2b. Uploaded Bylaws

15. Uploaded SEC Comment Letter dated 02.25.2016

15. Uploaded SEC Comment Letter dated 03.07.2016

Item 3. Summary and Risk Factors

Use of Certain Defined Terms

Unless the context requires otherwise, references to "the Company," "we," "us," "our," "360 Sports" refer specifically to 360 Sports, Inc.

In addition, unless the context otherwise requires and for the purposes of this report only:

· "Exchange Act" refers to the Securities Exchange Act of 1934, as amended;

· "SEC" refers to the United States Securities and Exchange Commission; and

· "Securities Act" refers to the Securities Act of 1933, as amended.

Special Note Regarding Forward-Looking Statements

This Offering Circular contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements may be identified by the use of words such as "will," "believes," "plans," "estimates," "anticipates," "expects," "intends," "hope," "aim," "aspire," or words of similar import. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" in this Offering Circular. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or results of operations.

The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

Special Note Regarding Risk Factors

Although some of the risk factors summarized below may apply to many start-up companies, we have included them because an emerging growth company such as 360 Sports is inherently subject to these risks, and others, which could cause actual results to differ materially from those projected in this Offering. Investors should carefully consider the risks and uncertainties described below, together with all the other information in this Offering, before deciding whether to invest in shares of our Company.

Additionally, the risk factors described below are those which we believe are currently material to the business, prospects, operating results, and/or financial condition of 360 Sports. Investors need to be aware there may be other risk factors that may become material in the future, or there may be risks that we have not yet identified that could adversely affect the condition of our business and cause the market price of our stock to decline resulting. For these reasons, and the risks described below, investors should be prepared to withstand a complete, or significant, loss of their investment in 360 Sports.

RISK RELATING TO OUR BUSINESS AND INDUSTRY

1. Limited Operating History and Capital

360 Sports only has a limited operating history upon which investors may base an evaluation of its performance; therefore, it is still subject to all the risks incident to the creation and development of a new business. We plan to conduct closings of sales of Shares as subscriptions are received. If less than $5,000,000 is received from the sale of Stock, the Company may have insufficient cash to implement its plans and investors who purchase Stock shall be at heightened risk of loss from their investments.

360 Sports has not established significant revenues or operations that shall provide financial stability in the long term. And, there can be no assurance that the Company can realize its plans on the projected timetable in order to reach sustainable or profitable operations. Any material deviation from the Company's timetable could require that the Company seek additional capital. There can be no assurance that such capital shall be available at reasonable cost, or that it would not materially dilute the investment of investors in this Offering if it is obtained.

2. Need for Additional Financing

Assuming all Shares are sold in this Offering Subscription, we believe that the net proceeds from this agreement, together with its projected cash flow from operations, shall be sufficient to fund the operations of 360 Sports as currently conducted for up to 24 months. Such belief, however, cannot give rise to an assumption that the Company's cost estimates are accurate or that unforeseen events would not occur that would require the Company to seek additional funding to meet its operational needs. In addition, there can be no assurance that the Company's cash flow generated from operations shall be sufficient to implement the 360 Sports' business objectives. As a result, the Company may require substantial additional financing in order to implement its business objectives.

There can be no assurances that 360 Sports shall be able to obtain additional funding when needed, or that such funding, if available, shall be available on terms acceptable to the Company. In the event that the Company's operations do not generate sufficient cash flow, or the Company cannot acquire additional funds if and when needed, the Company may be forced to curtail or cease its activities which would likely result in the loss to investors of all or a substantial portion of their investments.

3. Liability Associated with Managing Sports Teams and Leagues

The management of sports teams and leagues creates a risk of liability for 360 Sports, as well as for the owners of agencies, clubs and leagues involving, but not limited to, claims of bodily injury, property damage, or breach of contract arising from league and team operations, venue premises, products and services, completed operations, advertising, or participant injuries.

Currently, 360 Sports Events, one of the 360 Sports' subsidiaries, has stadium insurance for general liability coverage. We intend to require all club, league and agency owners to purchase general liability insurance and include 360 Sports as an additional insured, as well contractually agree to indemnify 360 Sports, as a conditions for team ownership.

Additionally, 360 Sports plans to develop practices and strategies to minimize harm and promote safety, as well as require team managers, and owners of clubs, leagues and agencies to attend proprietary training, and agree to terms of practice and conduct developed to minimize the causes and/or contributing factors which often form the basis of lawsuits associated with owning a sports team, as well as the leagues the teams participate in.

However, 360 Sports cannot guarantee that these or any other strategies will successfully prevent liability. The defense and prosecution of these claims may be costly, time consuming and adversely impact the Company's brand even if the outcome is favorable to 360 Sports, an adverse outcome could subject 360 Sports to significant financial liabilities. This could result in decreased profitability for the Company and loss of your investment.

4. Risks Associated with Athletics

All forms of sports and athletics are inherently dangerous to athletes. As a result, the Company, as well as the owners of sports clubs, leagues, and agencies are at a unique risk for liability regarding sports related injuries. As previously stated, 360 Sports plans to develop practices and strategies to minimize harm and promote safety, ensure compliance with state and federal sports safety regulations, as well as require team managers and club owners to attend proprietary training, and agree to terms of practice and conduct developed to minimize the causes and/or contributing factors the can lead to athletic injuries.

However, as previously stated, 360 Sports cannot guarantee that these or any other strategies will successfully prevent liability. The defense and prosecution of these claims may be costly, time consuming and the publicity may adversely impact the Company's brand even if the outcome is favorable to 360 Sports, and an adverse outcome could subject 360 Sports to significant financial liabilities. This could result in decreased profitability for the Company and loss of your investment.

5. Risks Associated with Affiliate Agreements

A significant revenue source for 360 Sports is, and will continue to be, from the affiliate agreements 360 Sports has with third party vendors and the sales 360 Sports achieves of their products and services. Although we intend to require consumers to agree to disclaimers such as disclaimers of warranty prior to purchasing products or services from these third party vendors, as well as obtain general liability coverage, we cannot guarantee that these or any other strategies will successfully prevent our liability. The defense and prosecution of these claims may be costly, time consuming and adversely impact the Company's brand even if the outcome is favorable to 360 Sports, and adverse outcome could subject 360 Sports to significant financial liabilities. This could result in decreased profitability for the Company and loss of your investment.

6. Changes in Consumer Behavior Could Reduce Profitability

The business of 360 Sports could change in unpredictable ways. The Company's success therefore depends on its ability to successfully predict and adapt to changing consumer behavior outside, as well as inside the United States. Moreover, 360 Sports must often invest substantial amounts in development before the Company learns the extent to which products will earn consumer acceptance. If 360 Sports' products and services do not achieve sufficient consumer acceptance, the Company's revenue may decline and adversely affect the profitability of the business.

7.Adverse Changes in Global and Domestic Economic Conditions

Adverse changes in global and domestic economic conditions or a worsening of the United States economy could materially Adversely Affect Us. Our sales and performance depend significantly on consumer confidence and discretionary spending, which are still under pressure from United States and global economic conditions. A worsening of the economic downturn and decrease in consumer spending, especially discretionary spending for nonessential products and services, may adversely impact our sales, ability to market our services and products, build customer loyalty, or otherwise implement our business strategy and further diversify the geographical concentration of our operations.

8. Rapid Technological Change May Adversely Affect 360 Sports' Business

The ability of 360 Sports to remain competitive may depend in part upon its ability to develop new and enhanced sports-related products or services and to introduce these products or services in a timely and cost-effective manner. In addition, product and service introductions or enhancements by the Company's competitors, or the use of other technologies could cause a decline in sales or loss of market acceptance of the Company's existing products and services.

The success of the Company in developing, introducing, selling and supporting new and enhanced sports-related products or services depends upon a variety of factors, including timely and efficient completion of service and product design and development, as well as timely and efficient implementation of product and service offerings. Because new product and service commitments may be made well in advance of sales, new product or service decisions must anticipate changes in the industries served.

There can be no assurances that 360 Sports shall be successful in selecting, developing, and marketing new sports products and services or in enhancing its existing products or services. Failure to do so successfully may adversely affect the Company's business, financial condition and results of operations.

9. Dependence on Computer Infrastructure

360 Sports relies on internet and computer technology to market and sell its products and services. The Company's reliance on internet and computer technology implies that there can be no assurances that a system failure would not adversely affect the performance of the Company; 360 Sports presently has limited redundancy systems, relies on third party back up facilities and only a limited disaster recovery plan. Despite the implementation of network security measures by 360 Sports, its servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptive problems which could lead to interruptions, delays or stoppages in service to users of the Company's services and products which could cause a material adverse effect on the Company's business, operations and financial condition.

10. Website Security Risks

If the security measures 360 Sports plans to use to protect the personal information of its website users, such as credit card numbers, are ineffective it could result in a reduction in revenues from decrease customer confidence, an increase in operating expenses, as well as possible liability and compliance costs.

Any breach in the 360 Sports website security, whether intentional or unintentional, could cause our users to lose their confidence in our website and as a result stop using the website. This would result in reduced revenues and increased operating expenses, which would impair the Company from achieving profitability. Additionally, breaches of our users' personal information could expose the Company to possible liability as any involved user, or users may choose to sue the Company. Breaches resulting in disclosure of users' personal information may also result in regulatory fines for noncompliance with Online privacy rules and regulations.

The Company plans to rely on encryption and authentication technology licensed from third parties whose area of expertise is to provide secure transmission of confidential information.

We believe that as a result of advances in computer capabilities, new discoveries in the field of cryptography and other developments, a compromise or breach of our security precautions may occur. A compromise in the Company's proposed security for its computer systems could severely harm our business because a party who is able to circumvent our proposed security measures could misappropriate proprietary information, including customer credit card information, or cause interruptions in the operation of our website. The Company may be required to spend significant funds and other resources to protect against the threat of security breaches or to alleviate problems caused by these breaches. However, protection may not be available at a reasonable price, or at all. Concerns regarding the security of e-commerce and the privacy of users may also inhibit the growth of the Internet as a means of conducting commercial transactions in general. The Company's users may have these concerns as well and this may result in a reduction in revenues and increase in our operating expenses, which would prevent us from achieving profitability.

11. Website Functionality

If the software on the 360 Sports website contains undetected errors, the Company could lose the confidence of users, resulting in loss of customers and a reduction of revenue.

The Company's Online systems, including but not limited to its websites, software applications and Online sales for services and products, could contain undetected errors or "bugs" that could adversely affect their performance. The Company plans to regularly update and enhance all sales, websites and other Online systems, as well as introduce new versions of our software products and applications. The occurrence of errors in any of these may cause the Company to lose market share, damage our reputation and brand name, and reduce our revenues.

12. Legal and Regulatory Compliance

Failure to comply with applicable laws and regulations could harm our business and financial results. 360 Sports intends to develop and implement policies and procedures designed to comply with all applicable federal and state laws, accounting and reporting requirements, tax rules and other regulations and requirements, including but not limited to those imposed by the SEC, as well as the Children's Internet Protection Act implemented by the Federal Communications Commission.

In addition to potential damage to our reputation and brand, failure to comply with the various laws and regulations, as well as changes in laws and regulations or the manner in which they are interpreted or applied, may result in civil and criminal liability, damages, fines and penalties, increased cost of regulatory compliance and restatements of our financial statements.

Future laws or regulations (or the cost of complying with such laws, regulations or requirements) could also adversely affect our business and results of operations.

13. Competition

360 Sports' competitors may have greater financial resources and as a result be in a better position to attract athletes, initiate projects and effect broad market distribution of completed projects. There can be no assurances that the Company consistently shall be able to undertake projects that shall prove profitable to the Company in view of the intense competition to be encountered by the Company in all significant phases of its operations.

14. Potential Fluctuations in Quarterly Revenue

Significant annual and quarterly fluctuations in 360 Sports' revenue may be caused by, among other factors, the seasonality of the more-widely popular sports, the volume of revenues generated by the Company, the timing of new product or service announcements and releases by the Company and its competitors in the marketplace, and general economic conditions.

There can be no assurances that the level of revenues and profits, if any, achieved by the 360 Sports in any particular fiscal period shall not be significantly lower than in other, including comparable fiscal periods. The Company's expense levels are based, in part, on its expectations as to future revenues.

As a result, if future revenues are below expectations, net income or loss may be disproportionately affected by a reduction in revenues, as any corresponding reduction in expenses may not be proportionate to the reduction in revenues. As a result, the Company believes that period-to-period comparisons of its results of operations may not necessarily be meaningful and should not be relied upon as indications of future performance.

15. Risk of Managing Growth

360 Sports expects to expand its operations by selling multiple franchises throughout the United States. The anticipated growth could place a significant strain on the Company's management, and operational and financial resources. Effective management of the anticipated growth shall require expanding the Company's management and financial controls, hiring additional appropriate personnel as required, and developing additional expertise by existing management personnel. However, there can be no assurances that these or other measures implemented by 360 Sports shall effectively increase the Company's capabilities to manage such anticipated growth or to do so in a timely and cost-effective manner. Moreover, management of growth is especially challenging for a Company with a short operating history and limited financial resources, and the failure to effectively manage growth could have a material adverse effect on the Company's operations.

16. The Requirements of Being a Public Entity

The Requirements of Being a Public Entity and Sustaining Our Growth May Strain Our Resources. As a public entity, we will be subject to an ongoing reporting regime. These reporting requirements may place a strain on our systems and resources. We will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. In addition, sustaining our growth will also require us to commit additional management, operational and financial resources to identify new professionals to join our firm and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management's attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We expect to incur significant additional annual expenses related to these steps and, among other things, additional Directors' and Officers' liability insurance, director fees, reporting requirements of the SEC, transfer agent fees, hiring additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses.

17. Our Franchisees May Take Actions That Could Harm Our Business

Franchisees are independent contractors and are not our employees. We will provide training and support to franchisees, but the quality of franchised agency operations may be diminished by any number of factors beyond our control. Consequently, franchisees may not operate agencies in a manner consistent with our standards and requirements. If franchisees do not adequately manage their agencies, the negative impact to our brand, image and reputation could cause a decline in sales for the Company and all its franchisees. In addition, we may also face potential claims and liabilities due to the acts of our franchisees based on agency or vicarious liability theories.

18. Limited Protection of Proprietary Rights; Potential Costs of Enforcement

The ability of 360 Sports to compete effectively with other companies could depend, in part, on its ability to create and/or maintain the proprietary nature of its business method. We intend to apply for all applicable forms of intellectual property protection immediately upon receipt of funding, and 360 Sports' success shall also depend, in part, on its ability to obtain this protection and then enforce the intellectual property protection for these assets in the United States and other countries. The Company, in such circumstances, may file applications for patents, copyrights and trademarks, as management deems appropriate. There can be no assurances as to the degree of protection offered by any intellectual property issued to or licensed by the Company.

There can be no assurances that competitors, many of whom have substantial resources and substantial investments in competing technologies, shall not seek to apply for and obtain patents that shall prevent, limit or interfere with 360 Sports' ability to make and sell its products and or services. In addition, the laws of certain countries would not protect 360 Sports' proprietary rights to the same extent as do the laws of the United States.

The defense and prosecution of patent suits may be both costly and time consuming even if the outcome is favorable to 360 Sports. An adverse outcome could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from third parties, or require 360 Sports to cease from selling certain of its products.

360 Sports will also rely on proprietary technology such as athlete analytics, and business methods such as our sales process and league management systems. There can be no assurances that others may not independently develop the same or similar technology, or otherwise obtain access to the Company's proprietary technology. There can be no assurances that confidentiality agreements entered into by 360 Sports' employees, agents, advisors, consultants and associates as well, as other staff, shall provide meaningful protection for the Company's trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure of such trade secrets, know-how or other proprietary information.

19. Dependence on Key Personnel

360 Sports is highly dependent on the services of Robert F. Licopoli, Chief Executive Officer, and the loss of his services could have an adverse effect on the future operations of the Company. Although the Company does not currently maintain a key-man life insurance policy insuring the life of Mr. Licopoli, the Company intends to apply for such a life insurance policy upon effectiveness of this Offering Statement.

20. Attraction and Retention of Qualified Personnel

The ability of 360 Sports to realize its objectives shall be dependent on its ability to attract and retain additional, qualified personnel. Competition for such personnel can be intense, and there can be no assurance that the Company's results shall not be adversely affected by difficulty in attracting and/or retaining qualified personnel. Furthermore, 360 Sports' plans on maintaining key-man life insurance on all senior management and to require all personnel to enter into confidentiality agreements as a condition of employment. 360 Sports' management team has entered into employment agreements that include non-compete and confidentiality requirements. However, there can be no assurance that such agreements shall fully protect the Company from competitive injury if any of these individuals leave the Company.

21. Legal Matters

360 Sports, Inc. is not a party to any pending legal actions or proceedings.

RISK RELATED TO OUR OWNERSHIP OF OUR STOCK

22. We Are an Emerging Growth Company

The reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors. We are an emerging growth company as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we intend to take advantage of some of the exemptions from the reporting requirements applicable to other public companies. It is possible that investors will find our common stock less attractive as a result of our reliance on these exemptions. If so, there may be a less active trading market for our common stock and our stock price may be more volatile.

23. Risks Associated with Financial Projections

Our financial projections are based upon assumptions that 360 Sports believes to be reasonable. Such assumptions may, however, be incomplete or inaccurate, and unanticipated events and circumstances may occur. For these reasons, actual results achieved during the periods covered may be materially and adversely different.

Even if the assumptions underlying our plans prove to be correct, there can be no assurances that 360 Sports shall not incur substantial operating losses in attaining its goals. The Company's plans are based on the premise that the existing consumer demand for the Company's products and services shall continue. However, there can be no assurances that the Company business objectives shall be realized if any of the assumptions underlying its plans prove to be incorrect.

Investors should be aware that no independent market studies have been conducted by 360 Sports regarding its business plan, nor are any such studies currently planned.

24. Our CEO Has Control over Key Decision Making

Our founder and CEO, Robert Licopoli, maintains majority voting rights over the company.

As a result, Mr. Licopoli has the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation, or sale of all or substantially all of our assets. In addition, Mr. Licopoli has the ability to control the management and affairs of our Company as a result of his position as our CEO and his ability to control the election of our directors. Additionally, in the event that Mr. Licopoli controls our Company at the time of his death, control may be transferred to a person or entity that he designates as his successor.

As a board member and officer, Mr. Licopoli owes a fiduciary duty to our stockholders and must act in good faith in a manner he reasonably believes to be in the best interests of our stockholders. As a stockholder, even a controlling stockholder, Mr. Licopoli is entitled to vote his shares in his own interests, which may not always be in the interests of our stockholders generally.

25. No Minimum Offering

Although there is no minimum number of shares that must be sold by 360 Sports in order to move forward with our plan, there can be no assurance that the Company shall raise sufficient funds in this Offering to carry out its business plan as proposed, or that the net proceeds from the initial subscriptions for Shares shall be in an amount sufficient to enable the Company to continue operations in any meaningful manner.

26. Determination of Offering Price

The offering price for the shareholders of 360 Sports as noted in this document was determined by the Company based upon a number of factors. Such price is partially based on the amount of funds sought from this Offering and the number of shares the Board is willing to issue in order to raise such funds. Accordingly, there is no relationship between the price of the Offering and the assets, earnings or book value of the Company, the market value of the Common Stock, or any other recognized criteria of value. As such, the price does not necessarily indicate the current value of the 360 Sports shares and should not be regarded as an indication of any future market price of the Company's stock.

27. Dilution

Please see Part II Item 4 regarding Dilution. Additionally, full-ratchet anti-dilution protection will be in place for the Founders stock.

28. Best Efforts Offering

The Shares are offered by 360 Sports on a "best efforts" basis. No individual, firm or corporation has agreed in advance to purchase any of the offered Shares. No assurance can be given by the Company that any or all of the Shares shall be sold.

29. No Payment of Dividends

360 Sports has never declared or paid cash dividends on its Common Stock and does not plan to pay any cash dividends with respect to its Common Stock in the foreseeable future. The Company currently intends to retain future earnings, if any, to finance the expansion of the 360 Sports' operations. As a result, the Company does not anticipate paying any cash dividends in the foreseeable future.

The 360 Sports' Board shall determine dividend policy in the future based upon, but not limited to the Company's results of operations, financial condition, contractual restrictions and other factors deemed relevant at the time. The Company intends to retain appropriate levels of its earnings, if any, to support the Company's business activities.

30. Working Capital Requirements

360 Sports intends to use the net proceeds of this offering to fund ongoing working capital needs. Management shall have broad discretion to determine how such proceeds shall be used.

31. Blue Sky Laws

Our Security Holders May Face Significant Restrictions on the Resale of Our Securities Due to State "blue sky" Laws. Each state has its own securities laws, often called "blue sky" laws, which (1) limit sales of securities to a state's residents unless the securities are registered in that state or qualify for an exemption from registration and (2) govern the reporting requirements for broker-dealers and stock brokers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. Also, the broker must be registered in that state. We do not know whether our securities will be registered, or exempt, under the laws of any states. A determination regarding registration will be made by the broker-dealers, if any, who agree to serve as the market-makers for our securities. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. Investors should consider the resale market for our securities to be limited. Security holders may be unable to resell their securities, or they may be unable to resell them without the significant expense of state registration or qualification.

Item 4. Dilution

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

360 Sports has awarded shares to its founders and early employees in exchange for "sweat equity", expenses or consulting services. When the Company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs.

Future dilution

Another important way of looking at dilution is that dilution can happen due to future actions by 360 Sports. Meaning, an investor's stake in a Company could be diluted due to the Company issuing additional shares, whether as part of a capital-raising event, or issued as compensation to the Company's members, employees, or marketing partners. As a result, when a Company issues more shares, the percentage of the Company that you own will go down, even though the value of the Company may go up. This means you will own a smaller piece of a larger Company.

This increase in number of shares outstanding could result from a stock offering in any form. If 360 Sports decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share which typically occurs when Company offers dividends.

If you are making an investment expecting to own a certain percentage of the Company or expecting each share to hold a certain amount of value, it's important to realize how the value of those shares can decrease by actions taken by the Company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

Item 5. Plan of Distribution and Selling Security holders

360 Sports intends to market the shares in this offering both through Online and off line means. /Online marketing may take the form of contacting potential investors through social media and posting the Company's Offering Circular on an Online investment platform.

Although there are no current plans to do so, the Company may engage a broker-dealer to perform certain services such as processing and accounting for investor funds and performing anti-money laundering checks on investors.

The Company is open to offering its securities in all states.

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the Company.

In the event that it takes some time for the Company to raise funds in this offering, the Company will rely on income from sales of products and services as mentioned in Part II Item 7. It has only a limited amount of cash on hand.

Item 6. Use of Proceeds to Issuer

360 Sports' principle purposes for the net proceeds from the securities offered are intended to be used for achieving our mission which is to be the global leader in comprehensive athlete development in accordance with our business plan as described in the Description of Business Section Part II Item 7.

1. We have allocated a substantial portion of the proceeds for the specific purposes described in the Table below, Use of Proceeds Summary. 360 Sports allocated 10% of investment capital as a reserve for acquisitions; however, there are no current agreements to acquire any assets at this time.

2. A portion of the proceeds will be used to compensate officers and key staff of the 360 Sports subsidiaries as described in the Use of Proceeds Table.

3. 360 Sports does not anticipate any material changes in the use of proceeds as described in the Table below if all of the securities offered in this proposed offering statement are qualified but not sold.

4. The use of proceeds and plan of operation referred to in Part II Item 9(c) are consistent.

5. There are no other material amounts of other funds to be used in conjunction with the proceeds.

6. No proceeds are to be used to discharge indebtedness.

7. No amount of the proceeds are currently assigned to acquire assets outside of the ordinary course of business; however, asset acquisition is planned as part of our growth strategy. If we acquire assets in the future, we may use a material amount of the proceeds for the acquisition.

8. Although 360 Sports does not currently plan to change the allocation of the Use of Proceeds as described in this table below, we reserve the right to change the Use of Proceeds in the following description.

Use of Proceeds

	year 1	year 2	year 3
Buildings/Real Estate	$610,000	$630,000	$650,000
Technology/Infrastructure	145,000	90,000	100,000
Capital Equipment	155,000	95,000	70,000
Staff	1,910,800	2,465,600	2,588,400
Opening Inventory	220,000	220,000	219,200
Advertising and Promotional Expenses	1,500,000	1,274,000	1,314,000
Reserves	320,000	212,000	211,000
Acquisitions	2,000,000	-	-
Working capital	1,000,000	1,000,000	1,000,000
Total Startup Expenses	$ 7,860,800	$ 5,986,600	$ 6,152,600

3 Year Projection	$ 20,000,000

Item 7. Description of Business

Mission

To be the global leader in comprehensive athlete development by launching national leagues in ten sports in about 200 markets nationwide. We plan to build 360 Sports venues with spectator based football, baseball, soccer, hockey, basketball and indoor competition venues. Each venue can support 4,000 or more athletes in year round league competition. In order to support our mission, we plan to launch sports agency franchises in each local market throughout the country. The agency is currently designed to provide sports related products and services to athletes and organizations in each market.

Vision

We aspire to be the global leader in comprehensive athlete development. 360 Sports, Inc. is a newly formed company we created for the purpose of supporting athletes with the wide range of challenges they face during the various stages of their development. 360 Sports, Inc. will aim to help athletes at every level of development, including their careers following retirement from professional sports, by offering a broad spectrum of products and services, including national leagues and venues.

360 Sports, Inc. is currently the parent company of 3 subsidiaries: 360 Sports Agency, 360 Sports Leagues, and 360 Sports Venues. 360 Sports, Inc. will serve as the parent company utilizing a lean management system. In addition, we plan to launch technology and apparel subsidiaries. Each subsidiary will be self-sustaining with a percentage of the revenue being collected by 360 Sports, Inc. See the corporate structure below:

360 Sports, Inc. Corporate Management Structure

360 Sports Agency

The purpose of 360 Sports Agency is to provide sports related tools, products and services to athletes and organizations. To this end, the 360 Sports Agencies are agents of the third party affiliates whose products the Sports Agencies sell.

360 Sports Agency - Business Model

The 360 Sports Agencies are structured to be Independent Contractors as either a Franchisee or Licensee of 360 Sports Agency. We intend to implement a franchise relationship similar to those currently followed by insurance, wealth management, and real estate companies whose agencies are located throughout the United States. Similarly, 360 Sports, Inc. hopes to launch hundreds of community based sports agencies as Licensees or Franchisees, and as Independent Contractors throughout the United States.

360 Sports Agency - Agency Relationship

The expectation is that the 360 Sports Agency subsidiary will serve as a revenue source for 360 Sports, Inc. by cultivating and managing the sales relationships with third party affiliate vendors whose products and services offer support for the needs of athletes and their families. Additionally, 360 Sports Agency will offer fans of the athletes and teams opportunities to purchase related products and services from specific third party vendors.

360 Sports Agency - Registered Members

An additional possible revenue source for 360 Sports, Inc. involves the 360 Sports Agency subsidiary acquiring athlete members.

The plan is for each 360 Sports Agency to attract and acquire the registration of qualified athletes as members of the 360 Sports Agency.

The expectation is that the Agency will sell an average of $100 of products and/or services per athlete member per year. Only products and services 360 Sports believes could benefit athletes will be offered by Agencies. We anticipate registration nationwide to peak at an estimated 10 million athletes. At an estimated annual revenue of $100 per year per athlete and ten million perpetual registered athletes, this translates into an average of $1.2 billion per year in sales. A centralized list of products and services can be found on the 360 Sports Agency web site.

360 Sports Agency - Licensed Sports Agents

As previously stated, the 360 Sports Agencies do not function as sports agents and therefore do not offer sports representation services to its athlete members. However, we foresee that some licensed Sports Agents will want to work with a 360 Sports Agency and offer his/her representation services to qualified athlete members.

The services of a licensed Sports Agent who works with a 360 Sports Agency will provide another potential source of revenue for 360 Sports, Inc. We may require all licensed Sports Agents working with our Agencies to pay a percentage of the fee he/she receives from the qualified athlete members to the 360 Sports Agency and to 360 Sports, Inc.

360 Sports Agency - Website membership and Online community

We have created an Online mentoring network by connecting professional athletes to amateurs in a social media format. The communities serve in an advisement capacity and are designed to be in compliance with the NCAA.

360 Sports Leagues and Events

The purpose of 360 Sports Leagues is to administer the league competitions and events in a consistent manner. 360 Sports Leagues will provide revenue to 360 Sports, Inc. by the membership fees athletes will pay to play on a team, and by the franchise/license fees paid by 360 Sports Club owners. Ancillary sales will come from ticket sales, food and beverage.

We plan to provide leagues for our athlete members in approximately 10 different sports. We anticipate this will could result in approximately 18 leagues per sport because we will offer a male league, and a female league per sport. Additionally, each male league, and female league of each sport will offer leagues based on age groups within each gender. We project that this league structure could create positions for more than 790,000 athletes.

Club Ownership

We plan for each league to be comprised of independently owned sports clubs which we will sell as 360 Sports, Inc. franchises and/or licensees. The structure of each 360 Sports Club will involve 5 to 10 teams per sport, with teams for male and female athletes.

This model sustains positions for over 700,000 athletes who will be required to pay approximately $100 per month in dues per athlete.

Ultimately, we plan to require that all 360 Sports Leagues play in 360 Sports Venues.

360 Sports Venues

The purpose of the 360 Sports Venue subsidiary will be to provide venues which are accessible to 360 Sports, Inc. athletes and teams for practice and competition. We intend to construct venues which consist of multiple spectator based fields within one complex. Additionally, we plan to design venues which are high end facilities with state of the art functionality such as Wi-Fi access.

History

360 Sports, Inc. is the vision of the CEO, Robert F. Licopoli. His vision is the culmination of his passion for sports as a player, coach, and fan, his experience running sports related organizations and businesses, and his career as a risk and safety specialist for the construction industry. Recently, Mr. Licopoli recognized that his two companies, i.e. 360 Sports Events and 360 Sports Agency, would be stronger if combined and that their synergies could lead to an organization that could help support athletes with the wide variety of challenges they face by providing comprehensive sports related services, products, and national leagues and venues in an effort to promote athlete development.

360 Sports. Inc. was recently formed by rolling up 360 Sports Events and 360 Agency, LLC. Our history consists of the establishment and management of the most successful adult amateur football league in the United States. The diagram below reflects our time line:

1999 - 360 Sports Leagues

In 1999, the North American Football League (NAFL) was created and launched by the 360 Sports Inc. founders, Robert Licopoli and Christopher Harrington. The 12 years of experience managing and growing the NAFL provided an opportunity for the founders to develop a feasible amateur league model. Ultimately, the NAFL was sold in 2010 and now appears to be positioned to be a professional football league. The following table represents the potential revenue from one year of sales from equipment, apparel and uniform sales, just in football:

2005 - NAFL Acquisition of the Mid America Football League

In 2005, the NAFL acquired the Mid America Football League (MAFL), as well as several other regional leagues to scale the NAFL from 80 teams to over 120. Another founder of 360 Sports, Inc., Terry Sullivan owned the MAFL and with this merger Mr. Sullivan joined the NAFL organization and began his professional relationship with Robert Licopoli.

2007 - 360 Sports Management, Inc.

360 Sports Management, Inc was formed as a Florida based C Corporation and entered into an acquisition agreement by MP Acquisitions. MP acquisitions changed its name to 360 Sports Management, Inc. Due to changes in Securities law, the board decided to dissolve 360 Sports Management, Inc. because it was formed by reverse merger. MP Acquisitions was a non-trading non public shell and only had 18 shareholders; however, the shareholders agreed that carrying the stigma of a shell wasn't feasible.

2010 - 360 Sports Events

In 2010, Mr. Licopoli sold the NAFL to a group interested in converting it into a professional football league, and relocated from Minnesota back to New York City where he resumed his career in construction risk management full time while continuing as an entrepreneur by launching businesses such as 360 Sports Events. Over the years, Mr. Licopoli and Mr. Sullivan have successfully maintained their business relationship managing 360 Sports Events with Mr. Sullivan responsible for overseeing and managing the majority of the day-to-day operations. 360 Sports Events has been rolled up into 360 Sports, Inc.

2012 - 360 Sports Agency

In 2012, the 360 Sports Agency was formed by Mr. Licopoli for the purpose of providing sports related products and services to athletes and organizations. The business model involved 360 Sports Agency as a broker for selling the products and services of vendors to consumers with standard distributor, manufacturer, and affiliate agreements. The goal of 360 Sports Agency was to establish a local presence in each viable sports market throughout the United States. 360 Sports Agency has been rolled up into 360 Sports, Inc.

Distinctive or Special Characteristics of 360 Sports' Operations or Industry

Distinctive or special characteristics of 360 Sports' operations that we believe are reasonably likely to have a material impact on our future financial performance are primarily our process for league management, and our website technology for athlete members.

Distinctive or special characteristics of 360 Sports' industry that we believe are reasonably likely to have a material impact on our future financial performance involves the cultural shift towards engaging and promoting athletes of both genders to play sports, greater audience reach for sports as a result of the expanding use of technology and social media, and the increasing awareness and concern regarding sports related injuries.

We believe the interest in sports, at all levels, in the United States is increasing at a steady rate and as a result will create a favorable impact on the entire sports industry, including our business. We also believe that a significant contributing factor to the current increasing interest is that for the first time in history, sports are, or are becoming more open to both female and male athletes. As a result, we anticipate that broader participation in sports at all levels by female and male athletes, a very contemporary and distinctive shift that we believe is long overdue, will increase the need for sports teams, and all sports related businesses such as 360 Sports.

We believe an additional contributing factor to the increasing interest in sports is that its audience, i.e. fans, is growing, and doing so with a broader and more diverse demographic as a result of information technology and social media. Consequently, we believe this will have a favorable impact on our business because it will facilitate audience and fan engagement and increase the demand for our leagues, products and services.

Sports related injuries is a factor that is unique to our industry and may impact our business unfavorably. As explained in the Risk Factors section, we plan to develop practices and strategies to decrease the risk of harm for athletes, as well as meet all applicable state and federal guidelines. Additionally, we intend to require all 360 Sports' leadership and personnel involved at the player level to attend training regarding safety, injury prevention practices, current evidence, and basic medical assessment and care.

Item 8. Description of Property

360 Sports and, or its subsidiaries do not own any real property, i.e. fixed property such as land or buildings.

In addition, 360 Sports and, or its subsidiaries have not entered into any lease agreement or any other major encumbrance.

The current staff of 360 Sports and its subsidiaries primarily work from home, or at the facilities of clients and/or event locations.

Item 9. Management's Discussion and Analysis of Financial Condition

Overview

An overview of the Company can be found in Item 7 Description of Business.

As previously stated, all information throughout this Proposed Offering Statement, as well as this discussion and analysis contain forward-looking statements that involve risks, uncertainties and assumptions. The Company's actual results and timing may differ from those anticipated in these forward-looking statements and planning as a result of many factors, including those discussed under "Risk Factors" and other Items within this Proposed Offering Statement.

The following discussion and analysis of the financial condition and results of operations of 360 Sports, Inc. should be read in conjunction with the Company's consolidated financial statements. In order to avoid repetitive information, it is important to keep in mind that 360 Sports Events and 360 Sports Agency, LLC were rolled up into 360 Sports, Inc. as described in the section entitled, Description of Business.

(a) Operating Results

360 Sports, Inc. is a Developmental Stage Company with Limited Operating History

360 Sports, Inc. was formed as a Delaware C Corporation in September of 2015. Accordingly, the Company has only a limited history upon which an evaluation of its prospects and future performance can be made. The Company's proposed operations for 360 Sports, Inc. are subject to all business risks associated with growth state companies. The likelihood of the Company's success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the expansion of a business, and the continued development of the business method. There can be no assurances that 360 Sports, Inc. will operate profitably.

The revenue of 360 Sports, Inc. described in Section F/S of this Proposed Offering Statement, the Consolidated Financial Statements, is based upon its two new subsidiaries, 360 Sports Leagues & Events, and 360 Sports Agency. The amount of revenue for 360 Sports Leagues & Events is based upon the revenue of 360 Sports Events and has a higher percentage consistently for the past 3 years, than 360 Sports Agency, LLC. There has been no unusual or infrequent events, or transactions, or new developments, materially affecting the income of 360 Sports Events from its operations. The historic revenue of 360 Sports Agency, LLC is nominal and does not materially impact the revenue of 360 Sports, Inc.

There has been no other significant component of revenue or expense, specifically related to the operations of 360 Sports, Inc. and its subsidiaries. Therefore, there are no significant material changes in its net sales or revenues.

(b) Liquidity and Capital Resources

360 Sports, Inc. is not liquid. The capital resources required by the 360 Sports, Inc. subsidiary, i.e. 360 Sports Leagues and events to manage events are managed without incurring any uncompensated costs and minimal profit. Therefore, the Company does not have any debt and only a minimal amount of capital. The revenue that is generated from sports events comes from athlete participation fees, sponsorships, affiliate and travel based sales commissions. The Company does not have any material deficiency in liquidity.

360 Sports, Inc. and its subsidiaries do not have any current commitments for capital expenditures and have no commitments for capital expenditures as of the end of the latest fiscal year and any subsequent interim period.

(c ) Plan of Operations

In our opinion, the proceeds from this proposed offering will satisfy our cash requirements and put us in a position to grow our business in accordance to our business plan. Please see the Use of Proceeds, Part II Item 6, for the 12 months following commencement for this proposed offering. Additionally, the Use of proceeds section describes our plan of operations during the first 36 consecutive months following commencement of this proposed offering. Of note, our plan as described in the Use of Proceeds section includes raising capital for the construction of a prototype sports venue within 6 to 12 months following capitalization.

(d) Trend information

The trends projected for 360 Sports, Inc. for production, sales and inventory are consistent with the operating history of 360 Sports Events which has been rolled into 360 Sports, Inc., as well as 360 Sports Agency, LLC.

The state of the order book, costs, and selling prices for the products and services sold since the latest financial year for 360 Sports Events are up to date and accurate with the financial information contained within this Proposed Offering Statement.

In order to avoid repetition, please see the Risk Factors section in Part II, Item 3 of this Proposed Offering Circular for a description of the current and future known trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on 360 Sports' net sales, revenues, income from continuing operations, profitability, liquidity, capital resources that would cause our reported financial information to not necessarily be indicative of future operating results or financial condition.

Item 10. Directors, Executive Ofﬁcers and Signiﬁcant Employees

The following table lists the current Directors, Officers and Significant Employees. This list will grow post capitalization. Our plan is to add a full time Chief Financial Officer, Full time Chief Technology Officer and other top level positions that will help the company grow.

Name	Position	Age	Start Date	Hours per week
Robert Licopoli	CEO	46	Contingent on funding	20-40
Chris Harrington	COO	46	Contingent on funding	20-40
Lauren Sicard	CLO	51	Contingent on funding	20 -40
Terry Sullivan	Director of Operations, 360 Sports Leagues and Events	58	Contingent on funding	20-40

Directors

Our Board of Directors is currently comprised of one director, Robert F. Licopoli.

Executive Officers

Robert F. Licopoli

Chief Executive Officer

As Chief Executive Officer, Robert F. Licopoli is responsible for representing the best interests of 360 Sports' stakeholders, i.e. its athlete members and other service consumers, athlete advisors, products, regulators, and investors. He will create and implement strategies to grow the business and brand by developing business relationships and alliances, pursuing corporate opportunities, as well as assisting with oversight and management of the day-to-day operations.

Mr. Licopoli has over 25 years of risk management, insurance, litigation, and compliance experience and is proven in the industry.

Mr. Licopoli's success with launching and leading the NAFL, as well as his years of commitment to sports as a player, coach, and entrepreneur was recognized in 2005 when he was named as Man of the Year by the National Football Events organization.

As described in the Description of Business section, in 1999, Mr. Licopoli started the NAFL with Dr. Harrington, and successfully developed it with the assistance of Mr. Sullivan until 2010 when it was sold. Subsequently, Mr. Licopoli established 360 Sports Events with Mr. Sullivan, which is one of the entities rolled up into 360 Sports, Inc.; and 360 Sports Management, Inc., a Florida C corporation which does not have the same business structure, history, or capabilities as 360 Sports, Inc. In 2012, Mr. Licopoli formed 360 Agency, LLC, the second entity which has been rolled up into 360 Sports, Inc.

Christopher Harrington, Ed. D.

Chief Operations Officer

Dr. Christopher Harrington is responsible for the Company's operational infrastructure and ensuring it is efficient, financially feasible, and legally compliant. This includes, but is not limited to overseeing and directing its day-to-day activities so that systems, processes, and personnel are consistently aligned in their efforts to achieve the mission and goals of 360 Sports.

Dr. Harrington is an executive who is experienced with leading the development and growth of start-up companies. In 1999, he worked with Mr. Licopoli to launch the NAFL. Then in 2013, he founded, and is the President of the eLearn Institute, Inc., a 501(c)(3) nonprofit corporation. Additionally, Dr. Harrington is the Chief Executive Officer of Harrington Education Associates, LLC, a corporation he established in 2012. He has served as an advisor to dozens of school districts across the nation regarding strategies for the design and implementation of blended and Online learning programs, including the nationally recognized Quakertown Community School District for which he was the Director of Virtual Education Services.

Dr. Harrington's has approximately 23 years of professional experience as both a teacher and an administrator in the Pennsylvania public school system. His career required him to create and oversee the implementation of successful systems and processes in an inherently challenging environment. Additionally, Dr. Harrington was an adjunct professor for Immaculata University and Kutztown University where he taught technology leadership, instructional technology integration, and network infrastructure courses.

Dr. Harrington has worked on local, regional, and national committees with iNACOL, and various other education-based organizations aimed at transforming education through the use of technology. Additionally, Dr. Harrington assists the Colorado Department of Education with the review of virtual school applications.

Dr. Harrington earned a Doctorate in Educational Leadership from Immaculata University, and holds a Master's degree in Instructional Technology, a Bachelor of Science degree in Education, an Assistant Superintendent's Letter of Eligibility, a K12 Principal Certificate, and an Instructional Technology Specialist Certificate.

Dr. Harrington also earned CETL certification from the Consortium for School Networking (CoSN). Certified Education Technology Leader (CETL) certification is awarded to K-12 education technology leaders who demonstrate mastery in the knowledge and skills needed to define the vision for and successfully build 21st century learning environments in school districts.

Lauren E. Sicard, R.N., M.S.N., Esq.

Chief Legal Officer

Lauren E. Sicard, R.N., M.S.N., Esq. is responsible for helping 360 Sports minimize its legal risks by advising the Company's senior leadership team on the legal and regulatory issues, as well as litigation risks, associated with conducting its business. Additionally, Ms. Sicard is responsible for oversight of claims and regulatory matters which require referral to attorneys with the requisite legal expertise.

Ms. Sicard is an experienced legal and clinical risk management professional who works with healthcare organizations in the New York City metropolitan area. Ms. Sicard's experience includes managing the claims, contracts, and regulatory compliance for a variety of organizations, as well as their staff and healthcare providers. Additionally, Ms. Sicard develops risk management and patient safety initiatives designed to prevent harm based on the lessons which can be learned from professional and general liability claims. Additionally, Ms. Sicard has taught as an Adjunct Professor at New York University, College of Nursing, as well as several healthcare organizations.

Prior to moving to New York, Ms. Sicard resided in New England where she worked for approximately 15 years as a Registered Nurse at the Brigham & Women's Hospital in Boston. Ms. Sicard earned a BS in Nursing from Florida State University, a MSN in education from the University of Massachusetts, a MFA in creative writing from Boston University, and a JD from Suffolk University Law School. Ms. Sicard is admitted to practice law in New York and Massachusetts.

Significant Employees

Terry William Allen Sullivan

Director of 360 Sports Leagues and Events

Terry Sullivan's responsibilities as Vice President of Sports Leagues and Events is to oversee and manage the 360 Sports branded leagues and events.

Mr. Sullivan is an experienced director of sports leagues, athletic event planning, and sports entrepreneurship. He has many years of high level executive experience with operations, marketing, developing, and coordinating the logistics required for managing sports leagues successfully. Mr. Sullivan currently oversees the Company, 360 Sports and Events located in Eden Prairie, Minnesota. He is a founder of the All American Bowl, All American Eagles, USA Bowl and Preferred Image Sportswear.

Mr. Sullivan founded the Mid America Football League and in 2007 and then assisted with merging this league into the NAFL. Subsequently, the NAFL expanded to 140 teams with approximately 7,000 participants by 2009.

Mr. Sullivan is also a founder of the USA Bowl National Championship for top semi-professional football teams. The process involved with this national championship required him to recognize and rank the top 25 semi-pro football teams by analyzing approximately 1,100 semi-professional football teams throughout the United States. Mr. Sullivan contributed to the establishment of the All American Bowl, a football all-star game that involves several competitive levels: Division II and Division III, junior college, semi-professional and high school football players. These games have been played in Miami, Minneapolis, Atlanta, Las Vegas, Charleston, West Virginia, Daytona Beach, and San Juan, Puerto Rico.

Mr. Sullivan was a founder of the Women's Professional Football League and its two original teams, the Minnesota Vixens and the Lake Michigan Minx. From these two teams, women's football expanded to over 75 teams throughout the United States and approximately 3,000 participants. Mr. Sullivan has promoted athletic events at the Super Bowl in Miami, Florida, the National Football League experience in Atlanta, Georgia, and promoted football games in venues such as the Sam Boyd Stadium, the Metrodome, Orange Bowl, UNI-Dome and in locations such as Daytona Beach, Canada, San Juan, Puerto Rico and in Mexico.

Mr. Sullivan's passion for athletics, professionalism, and contributions to football have not gone unnoticed. Beginning as early as 1974, he was listed in the Who's Who in Football. Then in 2003, Mr. Sullivan was inducted in the American Football Association Hall of Fame. Then in 2005 he was inducted in the Minor League Football News Hall of Fame, and in 2010 he was inducted into the American Football Hall of Fame. In 2013, the National Football Events named Mr. Sullivan their Man of the Year.

Mr. Sullivan was raised in Brooten, Minnesota where here he rushed for 2,500 total yards in high school before playing college football at Willmar Community College and then at Moorhead State University. He has served as a football coach in Eden Prairie, Minnesota.

Item 11. Compensation of Directors and Executive Ofﬁcers

360 Sports, Inc. has not yet paid or agreed to pay its officers or directors. Currently, Mr. Sullivan is compensated on commission.

In the future the Company will have to pay its officers, directors and other employees, which will impact the Company's financial condition, as detailed in the "Use of Proceeds."

The Company may choose to establish an equity compensation plan for its management and other employees in the future.

Item 12. Security Ownership of Management and Certain Security holders

Title of Class	Name and address of owner	Amount of beneficial ownership	Amount Acquirable	Percent of Class
Common B	Robert Licopoli	26,000,000	N.A	100%

Shares are common B, where each share carries 10 votes per share.

Item 13. Interest of Management and Others in Certain Transactions

There have not be any transactions, or any currently proposed transactions, during the last two completed fiscal years and the current fiscal year, to which 360 Sports, Inc. or any of our subsidiaries was, or is, to be a participant in an amount that exceeds $50,000.

This Offering Statement was not prepared, or certified in any part, by an expert employed for such purpose on a contingent basis, or at the time of such preparation or certification, or at any time thereafter; or had a material interest in the issuer, or any of its parents or subsidiaries, or was connected with the issuer or any of its subsidiaries as a promoter, underwriter, voting trustee, director, officer or employee, describe the nature of such contingent basis, interest or connection.

Item 14. Securities Being Offered

The shares being offered to investors are Series A Voting Shares. The rights of holders in the Series A Voting Stock are different from the rights of the holders of the Company's Series B common stock.

1. Description of stock:

i. There are no planned dividend rights.

ii. Common A shares carry one vote per share

iii. There are no special liquidation rights

iv. There are no preemptive rights

v. There are no special conversion rights

vi. There are no special redemption provisions

vii. There are no special sinking fund provisions

viii. There are no liability to further calls or to assessment by 360 Sports

ix. There are not any classification of the Board of Directors or assigned

x. There are no special restrictions currently in place

xi. There are no provisions discriminating against any existing or prospective holder of such securities as a result of such securities holder owning a substantial amount of securities, and,

xii. There are not any rights of holders that may be modified otherwise than by a vote of a majority or more of the shares outstanding, voting as a class

2. Please see Section II Item 3 Risk Factors for potential liabilities imposed on Security holders

Part F/S

Financial Statements for Tier 1 Offerings

The Interim financial statements were prepared by the 360 Sports, Inc. bookkeeper and exported using QuickBooks Online. We recognize that, until the Financial Statements are prepared by a CPA experienced in GAAP and SEC accounting, adjustments may be necessary; however, it is the opinion of the management of 360 Sports, Inc. that any adjustments will be non-material. Management has concluded the Interim Financial Statements, including the Interim Income Statements described below, are non-misleading.

Income Statement

360 Sports, Inc.
Profit and Loss (unaudited)
January 2013 - December 2015

	Jan - Dec 2013	Jan - Dec 2014	Jan - Dec 2015	Total
Income
Other Income			6,018.02	6,018.02
Refunds-Allowances		-47.58	1,378.84	1,331.26
Sales of Product Income	150,795.85	118,383.63	221,781.35	490,960.83
Transfer from savings			19,455.87	19,455.87
Unapplied Cash Payment Income			-5,977.81	-5,977.81
Uncategorized Income			4,949.88	4,949.88
Total Income	$ 150,795.85	$ 118,336.05	$247,606.15	$516,738.05
Cost of Goods Sold
Cost of Goods Sold			1,219.26	1,219.26
Supplies & Materials	16,373.68	14,012.16	2,467.88	32,853.72
Total Cost of Goods Sold	$ 16,373.68	$ 14,012.16	$ 3,687.14	$ 34,072.98
Gross Profit	$ 134,422.17	$ 104,323.89	$243,919.01	$482,665.07
Expenses
Advertising	2,212.83	2,113.19	61.92	4,387.94
Apparel Order			1,000.00	1,000.00
Bank Charges	611.30	779.27	2,485.24	3,875.81
Bank transfer	-22.18		32,534.67	32,512.49
Clothing			1,190.96	1,190.96
Commission	42,754.18	12,075.33	25,568.97	80,398.48
Commissions & fees			2,464.09	2,464.09
Dues & Subscriptions	330.27	431.26	290.10	1,051.63
Food			2,891.88	2,891.88
gym membership			390.96	390.96
health			151.65	151.65
Insurance	5,685.94	3,339.41	1,685.15	10,710.50
Internet			14.95	14.95
Legal & Professional Fees	-55.20		898.00	842.80
loan			593.37	593.37
Meals and Entertainment	10,080.54	11,620.51	9,123.51	30,824.56
Office Expense	2,694.35	580.00	3,588.98	6,863.33
Other General and Admin Expenses			8,450.64	8,450.64
Purchases		74.66		74.66
Rent or Lease		9,500.00	3,946.88	13,446.88
Repairs & Maintenance	1,468.13	6,180.60	4,917.54	12,566.27
Shipping and delivery expense	1,793.86	1,317.79	506.46	3,618.11
Social Media	1,398.80	2,430.71	2,215.14	6,044.65
Sports			700.00	700.00
Subcontractors	11,518.54	23,805.15	2,828.53	38,152.22
Taxes & Licenses			75.00	75.00
Taxi			918.00	918.00
Telephone & Communications	3,707.94	3,141.65	3,696.54	10,546.13
Tolls			687.62	687.62
Travel	59,147.55	41,320.72	9,573.92	110,042.19
Travel Meals			260.05	260.05
Uncategorized Expense		150.00	16,968.32	17,118.32
Utilities	2,438.27	576.96	1,981.52	4,996.75
Total Expenses	$ 145,765.12	$ 119,437.21	$142,660.56	$407,862.89
Net Operating Income	-$ 11,342.95	-$ 15,113.32	$101,258.45	$ 74,802.18
Other Income
Interest Earned	6.64		4.11	10.75
Other Ordinary Income			2,932.71	2,932.71
Total Other Income	$ 6.64	$ 0.00	$ 2,936.82	$ 2,943.46
Other Expenses
Miscellaneous			4,450.32	4,450.32
Total Other Expenses	$ 0.00	$ 0.00	$ 4,450.32	$ 4,450.32
Net Other Income	$ 6.64	$ 0.00	-$ 1,513.50	-$ 1,506.86
Net Income	-$ 11,336.31	-$ 15,113.32	$ 99,744.95	$ 73,295.32

Thursday, Dec 31, 2015

Balance Sheet

360 Sports, Inc.
Balance Sheet (unaudited)

	Jan - Dec 2013	Jan - Dec 2014	Jan - Dec 2015
ASSETS
Current Assets
Bank Accounts
01 360 Agency LLC Checking	14.27	-71.13	-71.13
02 360 Agency Paypal	-29.14	-29.14	311.13
03 360 Events Paypal	-8,349.07	-23,376.99	-23,225.99
04 360_2015	0.00	0.00	-3,226.12
Total Bank Accounts	$ -8,363.94	$ -23,477.26	$ -26,212.11
Total Current Assets	$ -8,363.94	$ -23,477.26	$ -26,212.11
TOTAL ASSETS	$ -8,363.94	$ -23,477.26	$ -26,-212.11
LIABILITIES AND EQUITY
Total Liabilities
Equity
Opening Balance Equity	2,972.37	2,972.37	-99,507.43
Retained Earnings	0.00	-11,336.31	-26,449.63
Net Income	-11,336.31	-15,113.32	99,744.95
Total Equity	$ -8,363.94	$ -23,477.26	$ -26,212.11
TOTAL LIABILITIES AND EQUITY	$ -8,363.94	$ -23,477.26	$ -26,212.11

Thursday, Dec 31, 2015

Statement of Cash Flows

360 Sports, Inc.
Statement of Cash Flows (unaudited)
January 2013 - December 2015

	Jan - Dec 2013	Jan - Dec 2014	Jan - Dec 2015	Total
OPERATING ACTIVITIES
Net Income	-11,336.31	-15,113.32	99,744.95	73,295.32
Adjustments to reconcile Net Income to Net Cash provided by operations:				0.00
Net cash provided by operating activities	$ -11,336.31	$ -15,113.32	$ 99,744.95	$ 73,295.32
FINANCING ACTIVITIES
Opening Balance Equity	2,972.37		-102,479.80	-99,507.43
Net cash provided by financing activities	$ 2,972.37	$ 0.00	$ -102,479.80	$ -99,507.43
Net cash increase for period	$ -8,363.94	$ -15,113.32	$ -2,734.85	$ -26,212.11
Cash at end of period	$ -8,363.94	$ -15,113.32	$ -2,734.85	$ -26,212.11

Thursday, Dec 31, 2015

Changes in Stockholders' Equity

360 Sports, Inc.
Changes in Stockholders' Equity (unaudited)

	Jan - Dec 2013	Jan - Dec 2014	Jan - Dec 2015
Equity
Opening Balance Equity	2,972.37	2,972.37	-99,507.43
Retained Earnings	0.00	-11,336.31	-26,449.63
Net Income	-11,336.31	-15,113.32	99,744.95
Total Equity	$ -8,363.94	$-23,477.26	$ -26,212.11

Notes to the Financial Statements

Organization and Operations

360 Sports Inc. was formed as a Delaware based C Corporation in September, 2015. It was formed by rolling up The 360 Agency, LLC and 360 Sports Events. The 360 Agency LLC is a New York based LLC that does business as 360 Sports Agency. It has one managing director and no other owners. 360 Sports Events is a Minnesota sole proprietorship. Rob Licopoli and Terry Sullivan have been working together since 2005 within the 360 Sports vision. In an effort to prevent repeating and duplicating information, please see the Description of Business section.

Accounting policies. Describe significant principles followed

We currently operate on a Cash basis (as opposed to accrual). Currently, we limit our cash transactions to to as little as possible and require all payments for products, services and events to be conducted by our third party affiliates in accordance with our affiliate programs such as Share a Sale and Commission Junction. All other payments are accepted through our Paypal business accounts that were rolled up with the formation of 360 Sports, Inc.

Accounting changes. The nature and justification of a change in accounting principle, and the effect of the change.

As part of the roll up, 360 Sports, Inc. now has access to two PayPal accounts and one checking account, all of which are in the name of the subsidiaries that were rolled up to form 360 Sports Inc. All accounts are connected to the 360 Sports, Inc. QuickBooks account and have been reconciled and are reflected in the consolidated financial statements.

Related parties. The nature of the relationship with a related party, and the amounts due to or from the other party.

None

Contingencies and commitments. Describe the nature of any reasonably possible losses, and any guarantees, including maximum liabilities.

None

Risks and uncertainties. Note the use of significant estimates in accounting transactions, as well as various business vulnerabilities.

All known risks have been disclosed in the risks section of the Form 1A.

Non-monetary transactions. Describe non-monetary transactions and any resulting gains or losses.

None.

Subsequent events. Disclose the nature of subsequent events and estimate their financial effect.

See roll up description in Item 7.

Business combinations. Describe the type of combination, the reason for the acquisition, the payment price, liabilities assumed, goodwill incurred, acquisition-related costs, and many other factors.

360 Sports, Inc. was formed by rolling up the 360 Agency, LLC dba 360 Sports Agency in New York State and 360 Sports Events, a Minnesota based sole proprietorship. See Item 7 for details. There was no cash payment for the roll up. PayPal and bank accounts have been connected and we are considering closing them and opening new accounts after 360 Sports, Inc. is capitalized and the accounting and bookkeeping costs associated with doing so become feasible.

Fair value. Disclose the amount of fair value measurements, the reasons for the fair value election (if applicable), and various reconciliations.

air value was estimated using the sum of the past 3 years rounded down of the accounts receivables for 360 Sports Events. We rounded down to as a conservative measurement in order to maximize value in ownership of the Company.

Cash. Note any uninsured cash balances.

Currently, a minimum cash balance is maintained at anytime for 360 Sports, Inc. The cash balance for 360 Sports, Inc. is in flux on a daily basis depending upon our events.

Receivables. Note the carrying amount of any financial instruments that are used as collateral for borrowings, and concentrations of credit risk.

Receivables from all operations are currently generated from the sales of products, services and event participation fees. There are no carrying amount of financial instruments. We have not relied on collateral or borrowing and have no concentrations of credit risk.

Investments. Note the fair value and unrealized gains and losses on investments.

None

Inventories. Describe an cost flow assumptions used, as well as any lower of cost or market losses.

360 Sports, Inc does not maintain inventories. We purchase products and services specific for each event when necessary. Our current business model primarily involves broker and sales of sports related products and services and therefore do not need to maintain an inventory.

Fixed assets. Note the methods of depreciation used, the amount of capitalized interest, asset retirement obligations, and impairments.

Not applicable. 360 Sports, Inc. does not have any fixed assets to date.

Goodwill and intangibles. Reconcile any changes in goodwill during the period, and any impairment losses.

None

Liabilities. Described larger accrued liabilities.

None

Debt. Describe loans payable, interest rates, and maturities occurring over the next five years.

360 Sports, Inc. does not have any material debt. All stockholder's contributions shall be convertible into stock. The stock allocations have been reflected in Section I.

Pensions. Reconcile various elements of the company pension plan during the period, and describe investment policies.

None

Leases. Itemize future minimum lease payments.

None. 360 Sports, Inc. does not have any material contracts for any leases. We do plan to lease office space as indicated in the Use of Proceeds Item in this document.

Stockholders' equity. Describe the terms of any convertible equity, dividends in arrears, and reconcile changes in equity during the period.

360 Sports, Inc. has not issued any convertible notes. There are no dividends offered and none are in arrears. Changes in shareholders equity are reflected in the Statement of Changes in Shareholders equity in this section of the Form 1A.

Segment data. Identify company segments and the operational results of each one.

360 Sports Events is the primary revenue generator of 360 Sports, Inc. Although revenue is borderline significant, we've made it a priority to manage debt, credit and lending to the point where we have little to no debt at the time of this registration statement becoming effective.

Revenue recognition. Note the company's revenue recognition policies.

We currently use the cash accounting method. Revenues are recognized when cash is received no matter when goods or services are sold.

PART III-EXHIBITS

Exhibits

1. Underwriting Agreement*

2 a. Charter/Articles of Incorporation**

2 b. Bylaws**

3. Instrument Defining the Rights of Security holders*

4. Subscription Agreement*

5. Voting trust agreement*

6. Material Contracts*

7. Plan of Acquisition, reorganization, arrangement, liquidation or succession*

8. Escrow Agreements*

9. Letter regarding change in certifying accountant*

10. Power of Attorney*

11. Consents*

12. Opinion Re Legality

13. "Testing the waters" materials*

14. Appointment of agent for service of process*

15. Additional exhibits*

* Items with a single asterisk indicate the exhibit has not been completed, therefore has not been submitted. Exhibits will be filed as an amendment, if applicable.

** Items with two asterisk indicate the item has been previously submitted.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certiﬁes that it has reasonable grounds to believe that it meets all of the requirements for ﬁling on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, March 15, 2016.

NOTICE REGARDING AGREEMENT TO ARBITRATE

NOTICE REGARDING AGREEMENT TO ARBITRATE THIS OFFERING CIRCULAR REQUIRES THAT ALL INVESTORS ARBITRATE ANY DISPUTE ARISING OUT OF THEIR INVESTMENT IN THE PARTNERSHIP. ALL INVESTORS FURTHER AGREE THAT THE ARBITRATION WILL BE BINDING AND HELD IN THE STATE OF DELAWARE, IN THE COUNTY OF WILMINGTON. EACH INVESTOR ALSO AGREES TO WAIVE ANY RIGHTS TO A JURY TRIAL. OUT OF STATE ARBITRATION MAY FORCE AN INVESTOR TO ACCEPT A LESS FAVORABLE SETTLEMENT FOR DISPUTES. OUT OF STATE ARBITRATION MAY ALSO COST AN INVESTOR MORE TO ARBITRATE A SETTLEMENT OF A DISPUTE.

360 Sports, Inc.

By:

Robert F. Licopoli

Robert F. Licopoli

CEO

March 15, 2016

This offering statement has been signed by the following persons in the capacities and on the dates indicated.